                         AGREEMENT AND PLAN OF MERGER


                                     among


                            RES Holding Corporation


                          RES Acquisition Corporation


                                      and


                       Republic Engineered Steels, Inc.



                           Dated as of July 23, 1998

                               TABLE OF CONTENTS

                                                                       Page

                                   ARTICLE I

                                   THE OFFER

 1.1      The Offer....................................................  1
 1.2      Company Actions..............................................  4
 1.3      Stockholder Lists............................................  5
 1.4      Directors....................................................  6
 1.5      Redemption of Special Preferred Stock........................  7

                                  ARTICLE II

                                  THE MERGER

 2.1      The Merger...................................................  7
 2.2      Closing; Effective Time of Merger. ..........................  7
 2.3      Effects of the Merger........................................  8

                                  ARTICLE III

                 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
            THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

 3.1      Effect on Capital Stock......................................  9
 3.2      Payment for Shares........................................... 10
 3.3      Stock Transfer Books......................................... 12
 3.4      Stock Option Plans........................................... 12
 3.5      Dissenting Shares............................................ 13
 3.6      Withholding Rights........................................... 13

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

 4.1      Representations and Warranties of the
          Company...................................................... 14
 4.2      Representations and Warranties of Parent and
          Sub.......................................................... 23

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

 5.1      Covenants of the Company..................................... 26
 5.2      Covenants of Parent.......................................... 33

                                                                       Page

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

 6.1      Preparation of a Proxy Statement; Company
          Stockholders Meeting; Merger Without a
          Company Stockholders Meeting................................  34
 6.2      Access to Information.......................................  35
 6.3      Brokers or Finders..........................................  35
 6.4      Indemnification; Directors' and Officers'
          Insurance...................................................  36
 6.5      Consents, Approvals and Filings.............................  38
 6.6      Conduct of Business of Sub..................................  40
 6.7      Publicity...................................................  40
 6.8      Continuation of Employee Benefits...........................  40
 6.9      Amendment of ESOP...........................................  41

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

 7.1      Conditions to Each Party's Obligation to
          Effect the Merger............................................ 41

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

 8.1      Termination.................................................. 42
 8.2      Fees and Expenses............................................ 44
 8.3      Effect of Termination........................................ 45
 8.4      Amendment.................................................... 46
 8.5      Extension; Waiver............................................ 46

                                  ARTICLE IX

                              GENERAL PROVISIONS

 9.1      Nonsurvival of Representations, Warranties
          and Agreements............................................... 46
 9.2      Notices...................................................... 47
 9.3      Interpretation............................................... 48
 9.4      Counterparts................................................. 48
 9.5      Entire Agreement; No Third Party
          Beneficiaries; Rights of Ownership........................... 48
 9.6      Governing Law................................................ 48
 9.7      Assignment................................................... 48

                           Glossary of Defined Terms

Term:                                                                  Page:

Acquisition Proposal....................................................29
Agreement................................................................1
Certificate of Merger....................................................8
Certificates............................................................10
Closing Date.............................................................8
Code....................................................................21
Company..................................................................1
Company Common Stock.....................................................1
Company Disclosure Schedule.............................................14
Company SEC Documents...................................................19
Company Voting Debt.....................................................15
Confidentiality Agreement...............................................35
Constituent Corporations.................................................7
Continuing Director......................................................6
Control Date.............................................................6
DGCL.....................................................................4
Dissenting Shares.......................................................13
Effective Time...........................................................8
Environmental Claim.....................................................23
Environmental Laws......................................................23
ERISA...................................................................22
Exchange Act.............................................................2
Financing Commitments...................................................26
GAAP....................................................................19
Gains Taxes.............................................................16
Governmental Entity.....................................................31
HSR Act.................................................................16
Indemnified Liabilities.................................................36
Indemnified Parties.....................................................36
IRS.....................................................................21
Material Adverse Effect.................................................14
Merger...................................................................1
Merger Consideration.....................................................9
Notice of Superior Proposal.............................................30
Offer....................................................................2
Offer Consideration......................................................2
Offer Documents..........................................................3
Option Consideration....................................................13
Options.................................................................12
Order...................................................................39
Paying Agent............................................................10
Payment Fund............................................................10
Proxy Statement.........................................................34
Representatives.........................................................28
Schedule 14D-1...........................................................3
Schedule 14D-9...........................................................5

Term:                                                                  Page:

SEC......................................................................3
Securities Act..........................................................18
Shares...................................................................1
Stock Option Plan.......................................................12
Sub......................................................................1
Subsidiary...............................................................9
Superior Proposal.......................................................30
Surviving Corporation....................................................7
Transactions............................................................38

                         AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of July 23, 1998 (the "Agreement"), is made and entered into by and among RES Holding Corporation, a Delaware corporation ("Parent"), RES Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Republic Engineered Steels, Inc., a Delaware corporation (the "Company").

                             W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent, by means of the merger (the "Merger") of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, to effectuate the acquisition, Sub will commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $.01 per share, of the Company ("Shares" or "Company Common Stock"), upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.1(b)), and the Board of Directors of the Company has approved the terms of the Offer (as defined in Section 1.1(a)) to be set forth in the Offer Documents and agreed to recommend to the stockholders of the Company that they accept the Offer and tender their Company Common Stock pursuant thereto; and

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the consummation thereof.

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

                  1.1 The Offer.

                  (a) Provided this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable (but in no event later than five business days following the public announcement of the execution of this Agreement), Sub will commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase (the "Offer") all the outstanding Shares at a price of $7.25 per Share, net to the seller in cash (the "Offer
Consideration"). The obligation to consummate the Offer and to accept for payment and to pay for the Shares tendered pursuant to the Offer will be subject only to those conditions set forth in Exhibit A attached hereto. The Company agrees that no Shares held by the Company or any of its Subsidiaries
(as defined in Section 3.1) will be tendered to Sub pursuant to the Offer. Sub expressly reserves the right, in its sole discretion, to waive any condition set forth in Exhibit A, other than the Minimum Condition and the ESOP
Condition (each as defined in Exhibit A), and to make any other changes in the terms and conditions of the Offer, provided that Sub will not, without the prior written consent of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions to the Offer, (iv) modify the conditions to the Offer as set forth in Exhibit A in a manner adverse to the holders of the Shares, (v) waive the Minimum Condition or the ESOP Condition or (vi) make any other change in the terms of the Offer adverse to the holders of the Shares. The Offer will initially provide that the Offer will expire 20 business days after (and inclusive of) the date it is commenced. Sub agrees that, subject to the terms and conditions of the Offer and this Agreement, it will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law, provided that Sub shall have the right in its sole discretion to extend the Offer from time to time for up to an aggregate of 15 business days, notwithstanding the prior satisfaction of the conditions set forth in Exhibit A, in the event that at least 75% of the Company's outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer. If, subject to the succeeding sentence, the Minimum Condition or the ESOP Condition is not satisfied or if the conditions set forth in paragraphs B, C or E of Exhibit A are not satisfied or, to the extent permitted by this Agreement, waived by Sub as of the scheduled expiration date, Sub shall have the right in its sole discretion to extend the Offer from time to time until the earlier of the consummation of the Offer or the termination of this Agreement. If the Minimum Condition, the ESOP Condition or the HSR Condition (as defined in Exhibit A) or the conditions set forth in paragraphs A, F or G of Exhibit A are not satisfied or, to the extent permitted by this

Agreement, waived by Sub as of the scheduled expiration date, Sub will, unless it is manifestly apparent that such condition will not be satisfied prior to the termination of this Agreement, or Sub and the Company shall otherwise agree in writing, extend the Offer from time to time until the earlier of the consummation of the Offer or the termination of this Agreement.

                  (b) On the date of commencement of the Offer, Parent and Sub will file or cause to be filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments, the "Schedule 14D-1") with respect to the Offer, which will contain the Offer to purchase and related letter of transmittal and other ancillary documents and agreements pursuant to which the Offer will be made (collectively, with any supplements or amendments, the "Offer Documents"). Parent and Sub will disseminate the Offer Documents to the holders of the Shares. Each of Parent, Sub and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that becomes false or misleading in any material respect, and Parent and Sub will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by law. The Company and its counsel will have a reasonable opportunity to review and comment on the Offer Documents prior to the filing of the Offer Documents with the SEC. Parent and Sub will provide the Company and its counsel with any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt. Parent and Sub agree that the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations under the Exchange Act. Parent and Sub further agree that none of the information in the Offer Documents or any related schedule required to be filed with the SEC or in any related amendment will, on the date of filing with the SEC or on the date first published, sent or given to holders of the Shares, as the case may be, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they are made, not misleading (but excluding statements made in any of the foregoing documents based on information supplied by the Company specifically for inclusion therein). Parent and Sub agree that none of the information supplied by Parent or Sub or any of their affiliates specifically for inclusion in the Schedule 14D-9 (as defined in Section 1.2(a)) or any related amendment will, at the date of filing with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  1.2 Company Actions. The Company hereby approves of and consents to the Offer and represents and warrants that, subject to the terms and conditions set forth in this Agreement, (a) its Board of Directors (at a meeting duly called and held) has (i) determined that the Offer and Merger (as defined in Section 2.1) are fair to and in the best interests of the stockholders of the Company, (ii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by stockholders of the Company, (iii) taken all necessary steps to render Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), inapplicable to the Merger and (iv) resolved to elect not to be subject, to the extent permitted by law, to any state takeover law other than Section 203 of the DGCL that may purport to be applicable to the Offer, the Merger or the transaction contemplated by this Agreement, (b) Lazard Freres & Co. LLC, the Company's investment banker, has delivered to the Board of Directors of the Company its written opinion to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the consideration to be paid to the Company's stockholders in the Offer and Merger is fair, from a financial point of view, to those stockholders, and such opinion has not been withdrawn or modified and
(c) each of the Administrative Committee (the "Administrative Committee") of the employee common stock ownership plan of the Company (the "ESOP") and the Trustee (the "Trustee") of the ESOP Trust (the "ESOP Trust") has advised the Company that, as of the date hereof, it has conducted such review of the terms of the Offer and the Merger as it deems appropriate and has determined that, if the Offer were consummated on the date hereof at the price and on the terms set forth in this Agreement on the date hereof, and subject to their satisfaction with the information to be set forth in the Offer Documents, the Administrative Committee would follow the proper directions of the ESOP participants, and the Trustee would follow the proper directions of the Administrative Committee, as the case may be, to tender Shares owned by the ESOP Trust. The Company has been authorized by Lazard Freres & Co. LLC to permit the inclusion of such firm's fairness opinion (and, subject to such firm's approval, a reference thereto) in the Offer Documents and in the
Schedule 14D-9 referred to below and the Proxy Statement, as defined in
Section 6.1(a). Contemporaneously with the commencement of the Offer, the Company will, subject to the terms and conditions set forth in this Agreement, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendations of its Board of Directors in favor of the Offer and Merger and will permit the inclusion in the Offer Documents of such recommendations, in each case subject to the provisions of Section 5.1(e). The Company, Parent and Sub will promptly correct any information provided by them for use in the

Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by law. Parent and its counsel will have a reasonable opportunity to review and comment on the
Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and its counsel with any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt. The Company agrees that the Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act. The Company further agrees that neither the Schedule 14D-9, nor any related amendments nor any information supplied by the Company specifically for inclusion in the Offer Documents (but excluding statements made in any of the foregoing documents based on information supplied by Parent or Sub or any of their affiliates specifically for inclusion therein) will, at the respective times the Schedule 14D-9 or Offer Documents are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  1.3 Stockholder Lists. In connection with the Offer, the Company will promptly furnish Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and will furnish Sub with such information and assistance as Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and Merger, Parent and Sub and their affiliates and associates will hold in confidence such listings and other information, will use such listings and other information only in connection with the Offer and Merger and, if this Agreement is terminated in accordance with its terms, will, upon request, deliver to the Company all copies of all such listings and other information (and extracts or summaries of such information) then in their or their agents' or advisors' possession.

                  1.4 Directors.

                  (a) Upon the purchase by Sub pursuant to the Offer of a number of Shares that represents a majority of the outstanding Shares on a fully-diluted basis, and from time to time thereafter until the Effective Time (as defined in Section 2.2), the parties will, subject to the provisions of Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act, promptly use all reasonable efforts to cause the persons identified on Exhibit B attached hereto to comprise a majority of the Board of Directors of the Company.

                  The date on which such persons first comprise a majority of the Company's Board of Directors is referred to as the "Control Date."

                  (b) From and after the Control Date and prior to the Effective Time, for so long as there is at least one director who is designated as a "Continuing Director" in the list of directors set forth in subsection (a) above (each a "Continuing Director" and, collectively, the "Continuing Directors"), all other directors will abstain from acting upon, and the approval of a majority of the Continuing Directors will be required to authorize, any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any obligation or other act of Parent or Sub under this Agreement and any waiver of compliance with any provision of this Agreement for the benefit of the Company.

                  1.5 Redemption of Special Preferred Stock. Immediately following the consummation of the Offer and satisfaction of the ESOP Condition, the Company will give due notice that the outstanding share of Special Preferred Stock will be redeemed at an aggregate redemption price of $1,500 within 30 days (but not less than 20 days) after the giving of such notice. Concurrently with the giving of such notice, the Company will (i) deposit the redemption price for the share of Special Preferred Stock to be redeemed with a bank or trust company, designated in the notice of such redemption, having an office in Cleveland, Ohio, in Canton, Ohio, or in Wilmington, Delaware, having combined capital, surplus and undivided profits aggregating at least $50,000,000, in trust for payment to the holder of the share of Special Preferred Stock to be redeemed, and (ii) deliver irrevocable written instructions authorizing the depositary to apply such deposit solely to the redemption of the share of Special Preferred Stock to be redeemed.


                                  ARTICLE II

                                  THE MERGER

                  2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, the Merger will be effected and pursuant thereto Sub will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub will cease and the Company will continue as the surviving corporation and as a direct wholly-owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, after giving effect to the Merger and as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"). At the election of Parent, any direct or indirect wholly owned Delaware subsidiary of Parent may be substituted for Sub as a Constituent Corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

                  2.2 Closing; Effective Time of Merger. Unless this Agreement shall have been terminated and the transaction herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto will cause the Merger to be consummated by filing a certificate of merger, or, if the provisions of Section 253 of the DGCL are applicable, a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL as early as possible on the Closing Date. The "Closing Date" will mean the second business day after satisfaction and/or waiver of all of the conditions set forth in Article VII, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the parties hereto. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as is provided in the Certificate of Merger as the Company and Sub will agree (the "Effective Time").

                  2.3 Effects of the Merger.

                  (a) The Merger will have the effects as set forth in the applicable provisions of the DGCL.

                  (b) The directors of Sub and the officers of the Company immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

                  (c) At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; provided, however, that the certificate of incorporation (other than Article First thereof) and the by-laws of the Surviving Corporation will be amended at the Effective Time to read in its entirety as the certificate of incorporation (other than Article First thereof) and by-laws, respectively, of Sub, as in effect immediately prior to the Effective Time.

                                  ARTICLE III

                 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
            THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Common Stock, shares of Special Preferred Stock, par value $.01 per share, of the Company (the "Special Preferred Stock") or any holder of shares of capital stock of Sub:

                  (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent- Owned Stock. Each share of Company Common Stock that immediately prior to the Effective Time is owned by the Company, Parent, Sub or any Subsidiary of Parent will be canceled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

                  (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares (as defined in Section 3.5)) will be converted into the right to receive the per share amount actually paid in the Offer, payable to the holder thereof in cash, without any interest thereon (such amount is herein referred to as the "Merger Consideration"), upon surrender and exchange of the Certificate (as defined in Section 3.2(b)) representing such share of Company Common Stock.

                  (d) Holders of Certificates. All such shares of Company Common Stock, when converted as provided in Section 3.1(c), will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each certificate previously evidencing such shares of Company Common Stock will thereafter represent only the right to receive the Merger Consideration, without any interest thereon. The holders of certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to the Company Common Stock, except as otherwise provided herein or by law.

                  (e) Subsidiary Defined. As used in this Agreement, the word "Subsidiary," with respect to any party, means any corporation, limited liability company, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 25% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

                  3.2 Payment for Shares.

                  (a) Paying Agent. Prior to the Effective Time, Parent will appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Parent will cause Sub to deposit with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in an amount necessary to make the payment pursuant to Section 3.1(c) to such holders. The Paying Agent, pursuant to irrevocable instructions, will pay the Merger Consideration out of the Payment Fund.

                  If for any reason (including losses) the Payment Fund is inadequate to pay the amount to which holders of shares of Company Common Stock will be entitled under Section 3.1(c), Parent will take all steps necessary to enable or cause Sub to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation will in any event be liable for payment thereof. The Payment Fund will not be used for any purpose except as expressly provided in this Agreement.

                  (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record (other than Parent or any Subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (A) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent, and will be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in respect thereof cash in an amount equal to the product of (1) the number of shares of Company Common Stock represented by such Certificate and (2) the Merger Consideration, and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2(b)(i), each Certificate (other than Certificates representing Shares owned by Parent or any Subsidiary of Parent) will be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Merger Consideration.

                           (ii) Upon surrender of the certificate representing
the share of Special Preferred Stock outstanding as of the date of this Agreement for cancellation to the Surviving Corporation together with such customary documents as may be required by the Surviving Corporation, the holder of such will be entitled to receive in respect thereof cash in an amount equal to $1,500.00, and the certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on the consideration payable upon the surrender of such certificate. Until surrendered in accordance with the provisions of this Section 3.2(b)(ii), the certificate representing the outstanding share of Special Preferred Stock will be deemed at any time after the Effective Time to represent for all purposes only the right to receive a cash payment in an amount equal to $1,500.00.

                  (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for 270 days after the Effective Time will be delivered to the Surviving Corporation, and any holders of Company Common Stock who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time will thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund will inure to the benefit of and be paid to the Surviving Corporation.

                  (d) No Liability. None of Parent, the Company or the Surviving Corporation will be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Common Stock shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder thereof pursuant to this
Article 3 would otherwise escheat to or become the property of any governmental entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                  3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter. On or after the Effective Time, any certificates presented to the Paying Agent or Parent for any reason, except notation thereon that a stockholder has elected to exercise his rights to appraisal pursuant to the DGCL, will be converted into the consideration as provided in this Article III.

                  3.4 Stock Option Plans. Prior to the Effective Time, Parent will cause Sub to pay or, to the extent funds for such purpose are provided by Parent to the Company, the Company will pay each holder of a then outstanding option to purchase Shares (including under the Company's 1995 Stock Option Plan (the "Stock Option Plan")), whether or not then exercisable or vested (collectively, the "Options"), in cancellation and settlement thereof, for each Share subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price therefor (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to
Section 16 of the Exchange Act, any such amount will be paid by Sub or the Surviving Corporation as soon as practicable after the first date payment can be made without liability to such persons under Section 16(b) of the Exchange Act. Upon payment of the Option Consideration, the Option will be cancelled. The payment to the holder entitled thereto of the Option Consideration will be deemed a release of any and all rights the holder had or may have had in respect of such Option.

                  3.5 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who properly demand appraisal for such shares in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") will not be converted into or represent the right to receive the consideration provided for in Section 3.1. Such stockholders instead will be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who will have failed to perfect or who effectively will have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL will thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the consideration provided for in Section 3.1 upon surrender in the manner provided in Section 3.2, of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

                  3.6 Withholding Rights. Parent and Sub will be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 4.1(i)), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

                  4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                  (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in jurisdictions where the failure so to qualify would not in the aggregate have a Material Adverse Effect (as defined below) with respect to the Company. The Company has heretofore made available to Parent complete and correct copies of its and its Subsidiaries' respective Certificates of Incorporation and By-laws. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 4.1(a) of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent and Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"). As used in this Agreement: a "Material Adverse Effect" means, with respect to any party, any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, assets, liabilities, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole.

                  (b) Capital Structure. The authorized capital stock of the Company consists of (i) 27,000,000 shares of Common Stock, $.01 par value, of which, as of the date hereof, 19,706,578 Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and free of preemptive rights, and 1,764,000 Shares are reserved for issuance pursuant to outstanding Options, (ii) 6,000,000 shares of Preferred Stock, $.01 par value, of which, as of the date hereof, no shares were issued and outstanding and
(iii) 1 share of Special Preferred Stock, of which, as of the date hereof, 1 share was issued and outstanding. Except as set forth on Schedule 4.1(b) of the Company Disclosure Schedule, as of the date hereof, all outstanding shares of capital stock of the Company's Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 4.1(b) of the Company Disclosure Schedule (which sets forth a true and correct list of the following, including holders thereof and exercise prices therefor), there are not as of the date hereof any outstanding or authorized capital stock equivalents or equity equivalents of the Company or any options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or equity equivalents of the Company or any of its Subsidiaries. There is no Company Voting Debt outstanding. For purposes of this Agreement, "Company Voting Debt" means bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote. The Company does not hold any capital stock or other equity interest, directly or indirectly, in any person other than the Subsidiaries.

                  (c) Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the next sentence, to consummate the transaction contemplated hereby. This Agreement, the Offer, the Merger and the consummation by the Company of the transaction contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transaction contemplated hereby, other than the approval of this Agreement and the Merger by (i) the holders of a majority of the Company Common Stock if required by the DGCL, and (ii) the holder of the Special Preferred Stock as long as a "Trigger Event" (as defined in the Company's Restated Certificate of Incorporation) has not occurred. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (d) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transaction contemplated hereby will: (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (C) in connection with any state or local tax which is attributable to a change in the beneficial ownership of real property owned by the Company or its Subsidiaries (collectively, the "Gains Taxes"), (D) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (E) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer or the Merger or the transaction contemplated by this Agreement, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on the Company; (iii) except as set forth in Schedule 4.1(d) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, consent or acceleration or lien or other charge or encumbrance) under, or cause any payment to be required to be made or any securities or rights of the Company to be issued pursuant to, any of the terms, conditions or provisions of any note, license, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite, waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect on the Company; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 4.1(d) are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company's stockholders has been obtained to the extent required by the DGCL, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets.

                  (e) Compliance. Neither the Company nor any of its Subsidiaries is in default or violation of (i) any law, statute, rule, regulation, order, judgment, decree, governmental approval, permit or franchise applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its or their respective properties are bound or affected ("Contracts"), except in the case of both (i) and (ii) for such defaults and violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially delay consummation of the transaction contemplated hereby. To the Company's knowledge, the other parties to such Contracts are not in default thereunder and such Contracts are valid and binding obligations of the other parties thereto in accordance with their terms, except for such defaults and failures which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (f) Properties. The Company or one of its Subsidiaries has good, valid, and in the case of Owned Properties (as defined below), marketable fee title to: (i) all of the real property and interests in real property owned by the Company or its Subsidiaries indicated in the most recent financial statements included in the Company SEC Documents as defined in clause (i) of Section 4.1(h), except for properties sold or otherwise disposed of in the ordinary course of business (the "Owned Properties"), and (ii) leasehold estates in all leased real properties indicated in the most recent financial statements included in the Company SEC documents, except leasehold interests terminated in the ordinary course of business (the "Leased Properties"); the Owned Properties and Leased Properties being sometimes referred to herein as the "Real Properties"), in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions and encumbrances ("Encumbrances"), except for
(x) Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (y) those Encumbrances set forth in
Schedule 4.1(f) of the Company Disclosure Schedule or the Company SEC Documents and (z) Encumbrances for Taxes (as hereinafter defined) which are being contested in good faith by appropriate proceedings.

                  (g) Intellectual Property. Except to the extent the failure of any of the following would not, in the aggregate, have a Material Adverse Effect on the Company: (i) the Company and each of its Subsidiaries owns and/or is licensed to use (in each case, free and clear of any liens, claims or similar encumbrances) all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted; (ii) the use of such patents, trademarks, trade names, service marks, copyrights, technology, know-how and processes by the Company and its Subsidiaries and their agents does not infringe on the rights of any person; (iii) to the knowledge of the Company, no person is infringing on any right of the Company or any of its Subsidiaries with respect to any such patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes; and
(iv) there are no agreements, written or oral, which in any material respect limit or otherwise relate to any rights of the Company or its Subsidiaries to use any of their intellectual property.

                  (h) SEC Reports; Financial Statements. (i) The Company has filed all forms, reports and documents required to be filed by it with the SEC since July 1, 1996 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, except as set forth on Schedule 4.1(h) of the Company Disclosure Schedule, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Company SEC Documents") and, including any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (ii) The consolidated balance sheets and the related consolidated statements of income (loss), shareholders' equity (deficiency) and cash flows (including the related notes thereto) of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

                  (iii) As of March 31, 1998, neither the Company nor any of its Subsidiaries had any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due that are required to be recorded or reflected on a consolidated balance sheet of the Company under generally accepted accounting principles, except (i) as specifically reflected or reserved against or disclosed in the financial statements of the Company included in the Company SEC Documents filed prior to the date of this Agreement or (ii) described in Schedule 4.1(h) of the Company Disclosure Schedule.

                  (i) Litigation. There are no actions, claims, suits, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having any such effect.

                  (j) Offer Documents. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (k) Taxes. The Company and its Subsidiaries have timely filed all Federal, state, local and foreign Tax Returns that any of them is required to file ("Tax Returns") other than those Tax Returns the failure of which to have timely filed or to file would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries have paid all Taxes (shown due on such filed returns). The Company has delivered or made available to Parent true and complete copies of the Company's and its Subsidiaries' Federal, state, local and foreign income tax returns for each of the three years ended June 30, 1995 through 1997. Except as set forth in Schedule 4.1(k) of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Return of the Company or its Subsidiaries as to which any taxing authority has asserted in writing claims which would have a Material Adverse Effect on the Company or, as of the date of this Agreement, which, if adversely determined, would have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.1(k) of the Company Disclosure Schedule, as of the date of this Agreement, the Company and its Subsidiaries have not received any notice or deficiency or assessment from any taxing authority with respect to liabilities for income and other material Taxes which have not been fully paid or finally settled. "Tax Returns" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim or refund, amended return and declaration of estimated Tax. "Tax" or "Taxes" means all Untied States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any taxing authority.

                  (l) Employee Benefit Plans; Labor Matters. (i) Schedule 4.1(l) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning ----- of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company or any of its Subsidiaries has any present or future right to benefits with respect to which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements are collectively referred to herein as the "Company Plans".

                  (ii) With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable (C) any summary plan description and other written communication by the Company or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (D) the most recent (1) Form 5500 and attached schedules, (2) audited financial statements, (3) actuarial valuation reports and (4) attorney's response to an auditor's request for information.

                  (iii) Except as set forth in Schedule 4.1(l) of the Company Disclosure Schedule (A) each Company Plan intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan; (B) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law;
(C) neither the Company nor any of its ERISA Affiliates has incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any liability. Except as set forth in
Schedule 4.1(l) of the Company Disclosure Schedule or the Company SEC Documents, the aggregate projected benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) do not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation).

                  (iv) For purposes of this Agreement, "ERISA Affiliate" shall be any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o).

                  (v) Other than the Company's Employee Stock Ownership Plan (the "ESOP"), there is no employee benefit plan or arrangement established by or jointly with the Company that owns of record any of the issued and outstanding Shares.

                  (m) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, as set forth on Schedule 4.1(m) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, since March 31, 1998, (i) the business of the Company and its Subsidiaries has been carried on only in the ordinary and usual course (ii) there has not been any condition, event or occurrence that individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company and (iii) neither the Company nor any of its Subsidiaries has taken any action which, had it been taken following the date hereof and prior to the Control Date, would have required the consent of Parent pursuant to Section 5.1 of this Agreement.

                  (n) Opinion of Investment Banker. The Company has received the written opinion of Lazard Freres & Co. LLC dated the date hereof, to the effect that, based upon and subject to the matters set forth therein and as of such date, the consideration to be received by the holders of Company Common Stock in the Offer and the Merger is fair from a financial point of view to such holders.

                  (o) Environmental Matters. As of the date of this Agreement, except as disclosed on Schedule 4.1(o) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non compliance that, in the aggregate, would not have a Material Adverse Effect on the Company and, to the knowledge of the Company, there is no condition that would reasonably be expected to prevent or interfere with such compliance with Environmental Laws in the future and (ii) neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, proceeding, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"), except for liabilities and non-compliances that in the aggregate would not have a Material Adverse Effect on the Company; (iii) except as would not in the aggregate have a Material Adverse Effect on the Company, materials that are regulated pursuant to Environmental Laws or that could reasonably be expected to result in liability under Environmental Laws have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or, to the knowledge of the Company, formerly owned, leased or otherwise used by the Company or any of its Subsidiaries, in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability to the Company or its Subsidiaries under any Environmental Laws; and (iv) neither the Company nor any of its Subsidiaries has contractually assumed any material liabilities or obligations under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Company.

                  4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

                  (a) Organization, Standing and Power. Each of Parent and Sub is a corporation, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has the power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign entity and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in jurisdictions where the failure so to qualify would not in the aggregate have a Material Adverse Effect with respect to Parent. Parent and Sub have heretofore made available to the Company complete and correct copies of their respective charter documents. Parent does not own any capital stock of any person other than the capital stock of Sub.

                  (b) Authority. Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement and the consummation by each of Parent and Sub of the transaction contemplated hereby have been duly and validly authorized by the respective managers and Board of Directors of each of Parent and Sub and no other proceedings on the part of either Parent or Sub are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent and Sub of the transaction contemplated hereby will: (i) conflict with or result in any breach of any provision of the respective charter documents of either Parent or Sub, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements of the HSR Act, (B) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent and Sub are authorized to do business, (C) in connection with any Gains Taxes, (D) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (E) such filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the Offer or the Merger or the transaction contemplated by this Agreement, (F) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which Parent or Sub conducts any business or owns assets, or (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on Parent; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or Sub or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite, waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect on Parent; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.2(c) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or to any of their respective assets. Neither Parent nor Sub nor any of their respective affiliates or associates is, at the date hereof, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company.

                  (d) Offer Documents. None of the information supplied or to be supplied by Parent in writing for inclusion in the Offer Documents or provided by Parent in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (e) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transaction contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transaction contemplated thereby.

                  (f) Financing. (i) Parent owns all of the outstanding capital stock of Sub. At all times prior to the Effective Time, no person other than Parent has owned, or will own, any of the outstanding capital stock of Sub. Sub has not incurred, and prior to the Effective Time will not incur, directly or through any Subsidiary, any liabilities or obligations for borrowed money or otherwise, except incidental liabilities or obligations not for borrowed money incurred in connection with its organization and except in connection with the Merger.

                           (ii)     Parent has received written executed
commitments (collectively, the "Financing Commitments") (true and complete copies of which have been delivered to the Company prior to the execution of this Agreement) from financial institutions and investors to provide, subject to the terms and conditions of such commitments, debt and equity financing sufficient, together with other funds available to Parent, to effect the Offer and the Merger and the transaction contemplated hereby and to pay all related fees and expenses. Subject to the terms and conditions of this Agreement and the receipt of funds pursuant to the Financing Commitments, Parent agrees to contribute to the equity of Sub to the extent necessary to enable Sub to satisfy its obligations to purchase the Shares pursuant to the Offer and to effect the Merger.

                                  ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                  5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Control Date, the Company agrees as to the Company and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent otherwise consents in advance in writing):

                  (a) Ordinary Course. Each of the Company and its Subsidiaries will carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted except that the Company may continue its efforts to sell the assets of the Stainless and Specialty Business of the Company, and the Company and each of its Subsidiaries shall endeavor to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations.

                  (b) Dividends; Changes in Stock. The Company will not, nor will it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than dividends paid to the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or such other securities, except as required by the terms of its securities outstanding or any employee benefit plan in effect on the date hereof.

                  (c) Issuance of Securities. The Company will not, nor will it permit any of its Subsidiaries to, (i) issue or grant any options, warrants or rights to purchase shares of Company Common Stock or other equity securities of the Company or its Subsidiaries, (ii) amend the terms of or reprice any Option or amend the terms of the Stock Option Plan, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series or other equity securities, any debt securities or any securities convertible into, or any rights, warrants or options to acquire, any such securities, other than the issuance of Shares upon the exercise of Options that are outstanding on the date hereof.

                  (d) Governing Documents. The Company will not, and will not permit any of its Subsidiaries to, amend or propose to amend its Restated Certificate of Incorporation or By-laws or equivalent organizational documents.

                  (e) No Solicitation. (i) The Company will not directly or indirectly initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, and the Company will not permit any of its Subsidiaries to take, and will use reasonable efforts to prevent the officers, directors, employees, advisors, representatives, agents and affiliates of the Company or any of its Subsidiaries (including any investment bankers, attorney or accountant retained by the Company or any of its Subsidiaries) (such officers, directors, employees, representatives, advisors, agents, affiliates, investment bankers, attorneys and accountants being referred to herein, collectively as "Representatives") from taking, any such action; provided, however, that nothing contained in this Section 5.1(e) will prohibit the Board of Directors of the Company from:

                      (A) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a written, bona fide Acquisition Proposal that was not solicited after the date of this Agreement if, and only to the extent that, (i) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), and after consultation with a nationally recognized investment banking firm, determines in good faith by majority vote that (A) such Acquisition Proposal would, if consummated, constitute a Superior Proposal, and (B) such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (ii) prior to taking such action, the Company (x) provides prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form. The Company will promptly notify Parent and Sub if it is prepared to provide access to the properties, books or records of the Company or any of its Subsidiaries to any person who has made an Acquisition Proposal. The Company shall promptly (and in any event within one business day, and prior to taking any of the foregoing actions) advise Parent following the receipt by it of any Acquisition Proposal or any inquiry or request relating thereto and the substance thereof (including the identity of the person making such Acquisition Proposal, a description of all material terms thereof and a copy of any written proposal), and, if the Board of Directors in good faith believes it is consistent with its fiduciary duties, advise Parent of any developments with respect to such Acquisition Proposal, inquiry or request promptly upon the occurrence thereof, including the Company's entering into discussions or negotiations with respect thereto. The Board of Directors of the Company shall not, in connection with any of the actions described in this Section 5.1(e), take any action to cause any state takeover statute or other similar state law to become applicable to the Offer or the Merger or inapplicable to any Acquisition Proposal (until such time as this Agreement has been terminated in accordance with the requirements of
Section 8.1). The Company agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent and its affiliates with respect to any of the foregoing;

                      (B) failing to make or reaffirm, withdrawing, adversely modifying or taking a public position materially inconsistent with its recommendation referred to in Article I hereof (which may include making any statement required by Rule 14e-2 under the Exchange Act) if there exists an Acquisition Proposal and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), and after consultation with a nationally recognized investment banking firm, determines in good faith by majority vote that (A) such Acquisition Proposal would, if consummated, constitute a Superior Proposal, and (B) that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law; or

                      (C) making a "stop-look-and-listen" communication with respect to an Acquisition Proposal, of the nature contemplated in, and otherwise in compliance with, Rule 14d-9 under the Exchange Act as a result of receiving an Acquisition Proposal.

                      For purposes of this Agreement, "Acquisition Proposal" means any of the following (other than the transaction among the Company, Parent and Sub contemplated hereunder) involving the Company or any of its
Subsidiaries: (i) any proposed merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any proposed sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that comprise more than 20% (computed based on the fair market value of such assets as determined by the Board of Directors of the Company in good faith) of the assets of the Company and its Subsidiaries, on a consolidated basis, in a single transaction or series of transactions; (iii) any proposed tender offer, exchange offer or other equity investment for more than 20% of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                      (ii) Except as set forth in this Section 5.1(e)(ii), the Board of Directors of the Company will not approve or recommend or permit the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only if (i) the Company provides written notice to Parent (a "Notice of Superior Proposal") three business days prior to the time it intends to cause the Company to enter into such an agreement advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (ii) at the end of such three business day period, the Company's Board of Directors continues to believe that such Acquisition Proposal constitutes a Superior Proposal, including taking into account any adjustment to the terms and conditions of the transaction contemplated hereby proposed by Parent in response to such Acquisition Proposal, and (iii) the Company terminates this Agreement in accordance with the requirements of Section 8.1(g) prior to taking any of the foregoing actions. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal not directly or indirectly initiated, solicited, encouraged or knowingly facilitated by the Company after the date of the Agreement which the Board of Directors of the Company determines in good faith judgment (based on the advice of an investment banker of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the transaction contemplated by this Agreement and (ii) is reasonably capable of being completed; provided, that for purposes of this definition, the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.1(e)(i) except that each reference to 20% in the definition of "Acquisition Proposal" shall be deemed to be a reference to 70% and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company or, with respect to assets (including the shares of any Subsidiary of the Company), the assets of the Company and its Subsidiaries taken as a whole (and not any of its Subsidiaries alone).

                  (f) Acquisitions/Dispositions. Except as set forth on
Schedule 5.1(f) of the Company Disclosure Schedule and other than the transaction contemplated hereby, the Company will not, nor will it permit any of its Subsidiaries to, make any acquisition, by means of merger, consolidation or otherwise, or any disposition (including sale/leaseback transactions or similar arrangements) of assets or securities, other than acquisitions of supplies and raw materials and sales of inventory and worn-out or obsolete equipment and other transactions in the ordinary course of business.

                  (g) Governmental Filings. The Company will promptly provide Parent (or its counsel) with copies of all filings made by the Company with
(i) the SEC and (ii) other state or federal court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") in connection with this Agreement and the transaction contemplated hereby in the case of this clause (ii).

                  (h) No Dissolution, Etc. Other than pursuant to this Agreement, the Company will not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of its Subsidiaries.

                  (i) Other Actions. Except as expressly permitted by the terms of this Agreement, the Company will not take or agree or commit to take, nor will it knowingly permit any of its Subsidiaries to take or agree or commit to take, any action that would reasonably be expected to result in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Offer and the Merger not being satisfied.

                  (j) Certain Employee Matters. The Company and its Subsidiaries will not (without the prior written consent of Parent): (i) grant any material increases in the compensation of any of its directors or officers or in the payment of any severance due to such directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other benefit not required or contemplated to be paid prior to the Effective Time by any of the Company Plans as in effect on the date hereof to any such director or officer, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director or officer; or (iv) except as may be required to comply with applicable law, become obligated under any new plan which if in effect on the date hereof would be a Company Plan, or amend or modify any Company Plan.

                  (k) Indebtedness. Except as set forth on Schedule 5.1(k) of the Company Disclosure Schedule and other than ordinary course borrowing pursuant to lines of credit or facilities existing on the date of this Agreement, the Company will not, nor will the Company permit any of its Subsidiaries to assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or guarantee any debt securities of others or, except for ordinary course leases of computer equipment, enter into any lease (whether such lease is an operating or capital lease), or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof.

                  (l) Accounting. The Company and its Subsidiaries will not take any action, other than as required by the SEC, GAAP or applicable law, with respect to accounting policies, procedures and practices.

                  (m) Certain Changes. The Company will not, and will not permit any of its Subsidiaries to: (i) except for the ESOP Amendment (as defined in Section 6.9), enter into or amend any contract, agreement, commitment or arrangement other than in the ordinary course of business consistent with past practice; (ii) except as set forth in Schedule 5.1(m) of the Company Disclosure Schedule, authorize or make any single capital expenditure (or series of related capital expenditures) which is in excess of $5,000,000 or, in the case of the Company's electric arc furnace project, $10,000,000; (iii) except as set forth in Schedule 5.1(m) of the Company Disclosure Schedule, make or change any tax election, file any amended Tax Return, or settle or compromise any material federal, state, local or foreign Tax liability; (iv) settle or compromise any pending suit, action or claim for an amount in excess of $300,000 or which relates to the transaction contemplated hereby; or (v) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice.

                  (n) Cooperation. The Company will cooperate with Parent (i) in identifying, making and obtaining the filings, consents, approvals, authorizations and permits referred to in Section 4.1(d) and (ii) as reasonably requested in any syndication of the financing contemplated by the Financing Commitments.

                  5.2      Covenants of Parent.

                  (a) In connection with the financing necessary to pay for shares in the Offer and the Merger, Parent will not permit either Sub or the Surviving Corporation to assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others or create any mortgages, liens, security interests or other encumbrances on the property of Sub or Surviving Corporation in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person; provided, however, that this restriction shall not apply to any financing that is both (i) completed at the earliest of (A) three months after the Effective Time, (B) six months after the Control Date provided that the Effective Time shall theretofore have occurred or (C) the combination of Parent or the Surviving Corporation and Bar Technologies, Inc. or one of its Subsidiaries under a common parent company or by merger and (ii) in respect of which the Board of Directors of the Surviving Corporation, the Administrative Committee and the Trustee receive a solvency opinion from a reputable appraiser or investment bank; and provided, further, that this restriction shall not thereafter apply to any subsequent refinancing.

                  (b) Parent will, to the extent required by the relevant documentation, cause the Surviving Corporation to expressly assume the due and punctual payment under, and the performance of every agreement and covenant of the Company under, (i) the Loan Agreement, dated as of June 1, 1996, between the Ohio Water Development Authority (the "Authority") and the Company, (ii) the Loan Agreement, dated as of October 1, 1994, between the Authority and the Company,
(iii) the Indenture, dated as of December 15, 1993, between the Company, as Issuer, and Bankers Trust Company, as Trustee, pursuant to which the Company's 9-7/8% First Mortgage Notes Due 2001 were issued (as amended or supplemented from time to time, the "Indenture"), and (iv) the Second Amended and Restated Revolving Credit Agreement, dated as of April 25, 1997, by and among the Company, BankBoston, N.A. and the lending institutions listed on Schedule I thereto and BankBoston, N.A., as Agent with BancBoston Securities, Inc., as Arranger (the "Revolving Credit Facility").

                  (c) Parent will cooperate and provide reasonable assistance to the Company in its endeavors pursuant to Section 5.1(a).

                  (d) Parent will, or cause Sub to, supply the Administrative Committee with a sufficient number of copies of the Offer Documents to deliver to the ESOP participants so that the Administrative Committee may request and receive instructions from ESOP participants concerning the manner in which the Administrative Committee should direct the Trustee to respond to the Offer with respect to Shares owned by the ESOP Trust.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

                  6.1 Preparation of a Proxy Statement; Company Stockholders Meeting; Merger Without a Company Stockholders Meeting.

                  (a) Subject to Section 6.1(c) below, the Company will, promptly following the acceptance for payment of and payment for shares of the Company Common Stock by Sub in the Offer, prepare and file its proxy or information statement relating to the Merger (the "Proxy Statement") with the SEC. The Company will use all reasonable best efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

                  (b) Subject to Section 6.1(c) below, the Company will, promptly following the acceptance for payment of and payment for shares of the Company Common Stock by Sub in the Offer, duly call, give notice of, convene and hold a meeting of the Company's stockholders for the purpose of approving this Agreement (or instead take such action by written consent if permitted by applicable law). At such stockholders meeting (or pursuant to such written consent), Parent will cause all of the shares of Company Common Stock then owned by Parent and Sub to be voted in favor of the Merger.

                  (c) Notwithstanding the foregoing subparagraphs (a) and (b), in the event that Parent and Sub immediately following the purchase of Shares in the Offer own 90% or more of the outstanding shares of Company Common Stock, the parties hereto agree that they will take all necessary and appropriate action to cause the Merger to become effective promptly after the expiration of the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

                  6.2 Access to Information. Upon reasonable notice, each of the Company or Parent, as the case may be, will (and will cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party (including, in the case of Parent and Sub, the persons that have executed Financing Commitments and, in the case of the Company, the Administrative Committee and the Trustee and their respective employees, accountants, counsel and other representatives), access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party will (and will cause each of its Subsidiaries to) furnish promptly to the other party, (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Confidentiality Agreement, dated as of April 29, 1998, between Bar Technologies, Inc., Blackstone Capital Partners II Merchant Banking Fund L.P., Birmingham Steel Corporation and the Company (the "Confidentiality Agreement") will apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

                  6.3 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with the transaction contemplated by this Agreement, except for (i) Lazard Freres & Co. LLC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been made available to Parent prior to the date of this Agreement), (ii) Salomon Smith Barney, whose fees and expenses incurred in connection with the proposed sale of the Company's specialty business will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been made available to Parent prior to the date of this Agreement) and (iii) Salomon Smith Barney in connection with its advice to the Trustee of and the Administrative Committee for the ESOP in connection with the Offer and the Merger (a copy of which has been made available to Parent prior to the date of this Agreement).

                  6.4 Indemnification; Directors' and Officers' Insurance.

                  (a) The Company will, and from and after the Effective Time, the Surviving Corporation will, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was (i) serving in such person's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries, or a person serving at the request of the Company or any of its Subsidiaries as a trustee of a trust or (ii) serving in such person's capacity as a trustee or member of an administrative committee, or in any other Company fiduciary capacity with respect to any employee benefit or stock plan maintained or sponsored by the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transaction contemplated hereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify such persons (and the Company and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law, subject to delivery of the undertaking described below). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) such Indemnified Party may retain the Company's regularly engaged independent legal counsel or, in the event that a conflict of interest precludes using such counsel in the reasonable judgment of the Indemnified Party, counsel satisfactory to it and reasonably satisfactory to the Company (and reasonably satisfactory to the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable best efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation will be liable for any settlement effected without its prior written consent which consent will not unreasonably be withheld. Any Indemnified Party, upon learning of any such claim, action, suit, proceeding or investigation, will notify the Company (or after the Effective Time, the Surviving Corporation) promptly (but the failure so to notify will not relieve a party from any liability which it may have under this Section 6.4 except to the extent such failure materially prejudices such party's position with respect to such claims), and will deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by
Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm (and one local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case such additional counsel reasonably acceptable to the Company as may be required (as will be reasonably determined by the Indemnified Parties and the Company or the Surviving Corporation, as the case may be) may be retained by the Indemnified Parties at the cost and expense of the Company (or Surviving Corporation). Furthermore, the provisions with respect to indemnification set forth in the certificate of incorporation of the Surviving Corporation will not be amended following the Effective Time if such amendment would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time.

                  (b) The Surviving Corporation will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries providing coverage for a period of six years after the Effective Time with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time, including the transaction contemplated by this Agreement; provided that in no event shall the Surviving Corporation be required to expend an amount prorated over the number of years covered in excess of 150% of the annual premiums currently paid by the Company for such insurance; and provided further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  (c) The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his heirs and his personal representatives and will be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

                  6.5 Consents, Approvals and Filings.

                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto will (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the Securities Act and the Exchange Act, with respect to the Offer and the Merger and the transaction contemplated herein (together, the "Transactions") and
(ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to the Offer and the Merger and to consummate and make effective the Transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will use all reasonable efforts to take all such action.

                  (b) Parent hereby agrees that it will, and it will cause each of its affiliates to, use all reasonable efforts to obtain any government clearances required for completion of the Offer and the Merger (including through compliance with the HSR Act), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger, including by vigorously pursuing all available avenues of administrative and judicial appeal. Parent also hereby agrees to take, and to use all reasonable efforts to cause each of its affiliates to take, any and all of the following actions to the extent necessary to obtain the approval of any governmental entity with jurisdiction over the enforcement of any applicable laws regarding the Offer and the
Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; entering into and performing agreements or submitting to judicial or administrative orders and selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Parent, Company or any of their affiliates; provided, however, that notwithstanding the foregoing and anything else contained in this Agreement, neither Parent nor any of its affiliates is required to take any such action with respect to any assets or product lines that would have a Material Adverse Effect on the Surviving Corporation and Bar Technologies, Inc., taken as a whole. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

                  (c) Parent will take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain, prior to the expiration date of the Offer, one or more commitment letters, reasonably satisfactory to the Company, to provide all of the financing required by the Surviving Corporation to repurchase any of the Company's 9-7/8% First Mortgage Notes Due 2001, issued, authenticated and delivered under the Indenture that may be tendered to the Surviving Corporation as a result of the offer required to be made by the Surviving Corporation to repurchase such securities as a consequence of the consummation of the Offer and to refinance any indebtedness existing under the Company's Revolving Credit Facility or to waive any event of default under such Revolving Credit Facility resulting from the transaction contemplated hereby. Prior to the Control Date, the Company shall consult with Parent with respect to any action taken by the Company in connection with such offer to repurchase such Mortgage Notes Due 2001, and the Company will not file or otherwise publicly release any documentation, nor make any public announcement, with respect thereto without the consent of Parent as to the form and substance thereof, such consent not to be unreasonably withheld.

                  6.6 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub will not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                  6.7 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Offer and the Merger and will not issue any such press release or make any such public announcement prior to such consultation and agreement

(such agreement not to be unreasonably withheld), except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement will use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

                  6.8 Continuation of Employee Benefits.

                  (a) Until at least the second anniversary of the Effective Time, (i) Parent will maintain or cause to be maintained employee benefits and programs for retirees (other than former members of the USWA (as defined in Exhibit A), officers and salaried employees of the Company and each of its Subsidiaries that are no less favorable in the aggregate than those existing on the date hereof and (ii) Parent will cause the Surviving Corporation to assume the obligations of the Company under the provisions of (x) the Change of Control Agreements, as set forth on Schedule 6.8 of the Company Disclosure Schedule (the "Change of Control Agreements"), with Parent, Sub and the Company agreeing that for purposes of such Change of Control Agreements, at not later than the consummation of the Offer, (i) a Change of Control shall have occurred, (ii) Good Reason, as such term is defined therein, shall have occurred for a period of six months following the consummation of the Offer and (iii) such Change of Control Agreements will be fully funded in accordance with the terms thereof, (y) the Severance Agreements, as set forth on Schedule
6.8 of the Company Disclosure Schedule (the "Severance Agreements"), and (z) the retention policies of the Company, as described on Schedule 6.8 of the Company Disclosure Schedule (the "Company Retention Policies"). For purposes of eligibility to participate in and vesting in all benefits provided to retirees, directors, officers and salaried employees, the retirees, directors, officers and salaried employees of the Company and its Subsidiaries will be credited with their years of service with prior employers to the extent service with prior employers is taken into account under plans of the Company.

                  (b) This Section 6.8 is intended to be for the benefit of, and will be enforceable by, each officer and salaried employee, in each of their capacities as a third party beneficiary hereunder, and will be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

                  6.9 Amendment of ESOP. Following the consummation of the Offer, the Company will promptly adopt, subject to the approval of the USWA, in accordance with the ESOP's amendment provisions, an amendment to the ESOP to provide that the ESOP (i) will be converted to a profit-sharing plan that is not required to invest in or distribute employer securities and (ii) will, subject to the requirements of the Code, permit in-service distributions, in connection with the transactions contemplated herein, in cash or direct rollovers to eligible retirement plans (as defined in the Code) (the "ESOP Amendment").

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

                  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. Unless the Merger is consummated pursuant to Section 253 of the DGCL, this Agreement will have been approved and adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law.

                  (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act will have been terminated or will have expired.

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; provided, however, that prior to invoking this condition, each party will use all reasonable efforts to have any such order, injunction or other restraint or prohibition vacated.

                  (d) Statutes. No statute, rule, executive order, injunction, decree or regulation will have been enacted, entered, enforced, or promulgated by any Governmental Entity which prohibits or restricts the consummation of the Merger, or makes such consummation illegal.

                  (e) Payment for Shares. Sub will have accepted for payment and paid for the shares of Company Common Stock duly tendered in the Offer; provided, however, that this condition will be deemed to have been satisfied if Sub fails to accept for payment and pay for Shares pursuant to the Offer in violation of this Agreement or the terms and conditions of the Offer.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

                  8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company:

                  (a) by mutual written consent of the Boards of Directors of Parent and the Company, respectively, subject, in the case of the Company, to
Section 1.4(b);

                  (b) by Parent or the Company, if, without any material breach by such terminating party of its obligations under this Agreement causing or resulting in such delay, the purchase of Shares pursuant to the Offer will not have occurred on or before October 30, 1998; provided, however, that Parent may extend the October 30, 1998 date for 45 calendar days if Parent is then actively negotiating with the Department of Justice or the Federal Trade Commission regarding satisfaction of the HSR Condition and/or the condition set forth in paragraph A of Exhibit A and certifies to the Company that, to its knowledge, all other conditions to the Offer are satisfied or capable of prompt satisfaction as of the date of such verification; but provided further such certification shall be without prejudice to the requirement that such condition remain satisfied;

                  (c) by Parent or the Company, if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased in accordance with Section 1.1(a); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(c), if Parent's termination of, or Sub's failure to accept for payment or pay for any Shares tendered pursuant to, the Offer is in violation of the terms of the Offer or this Agreement;

                  (d) by Parent or the Company, if any Governmental Entity of competent jurisdiction will have (i) issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger and such order, decree, ruling or action will have been final and nonappealable or
(ii) failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Exhibit A and
Section 7.1, as applicable, and such denial of a request to issue such order, decree or ruling or to take such other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement will have complied with its obligations under this Agreement to attempt to remove or lift, or to obtain, as applicable, such order, decree or ruling;

                  (e) by the Company, if the Offer has not been timely commenced in accordance with Section 1.1, unless the failure to commence the Offer shall be due to the failure of the Company to perform in any material respect any of its obligations under this Agreement then required to be performed;

                  (f) by Parent, if the Board of Directors of the Company shall have (i) withdrawn, modified or changed its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to Parent, (ii) approved or recommended any proposal other than by Parent or Sub in respect of an Acquisition Proposal, (iii) failed to include in the Proxy Statement the recommendation referred to in clause (i), or (iv) resolved to do any of the foregoing;

                  (g) by the Company prior to consummation of the Offer, if
(i) the Board of Directors of the Company shall have determined that an Acquisition Proposal constitutes a Superior Proposal in accordance with the requirements of Section 5.1 (e), (ii) the Company shall have delivered to Parent a written notice of the determination by the Company's Board of Directors to terminate this Agreement pursuant to this Section 8.1(g) and
(iii) simultaneously with such termination the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Acquisition Proposal and shall make payment of the full amount required by Section 8.2(a); or

                  (h) prior to the consummation of the Offer, by the Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within ten business days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the date on which the Offer expires.

                  8.2      Fees and Expenses.

                  (a) (i) If Parent terminates this Agreement pursuant to
Section 8.1(f), (ii) if the Company terminates this Agreement pursuant to
Section 8.1(g), or (iii) if (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(c) as a result of failure to meet the Minimum Condition or the ESOP Condition or Parent terminates this Agreement pursuant to Section 8.1(h), and (B) at any time prior to such termination an Acquisition Proposal (except that the reference to 20% in the definition of Acquisition Proposal shall for the purpose of this

Section 8.2(a) be 50%) shall have been publicly disclosed, in the case of a termination pursuant to Section 8.1(b) or Section 8.1(c), or communicated to the Company in the case of a termination pursuant to Section 8.1(h), and (C) within 12 months after such termination the Company enters into an agreement with respect to, or consummates, a transaction contemplated by such Acquisition Proposal, then in each case the Company will pay to Blackstone Management Partners L.P., simultaneously with such termination in the case of clause (ii) above, within two business days following such termination in the case of clause (i) above, and simultaneously with the earlier of entry into any agreement for or the consummation of such transaction in the case of clause (iii) above, a fee, in cash of $4,250,000; provided, however, that the Company in no event shall be obligated to pay more than one such fee with respect to all such terminations and transactions.

                  (b) Upon payment of any fee pursuant to subparagraph (a) above, the party paying such fee will be fully released and discharged from any liability or obligation resulting from or under this Agreement, except that the obligations under Confidentiality Agreement shall survive such payment.

                  (c) The Surviving Corporation will be responsible for any transfer, sales, or similar taxes resulting from the Merger, except as expressly provided herein.

                  (d) Whether or not the Offer or Merger is consummated and except as otherwise provided in this Section 8.2, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring the expense.

                  8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or stockholders except (i) with respect to
Section 8.2 and this Section 8.3 and (ii) that no such termination will relieve any party from liability for a willful breach hereof. In addition, in the event that this Agreement is validly terminated, Parent and Sub agree that, immediately following such termination Parent and Sub will terminate the Offer and not purchase any Shares pursuant to the Offer or otherwise, and Parent further agrees that following such termination, it will continue to be bound by all of the terms and conditions contained in the Confidentiality Agreement.

                  8.4 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the consummation of the Offer, no term or condition contained in this Agreement will be amended or modified if such change will have an adverse effect on the holders of the Company Common Stock (including by reducing the amount of or changing the form of the Merger Consideration).

                  8.5 Extension; Waiver. Subject to the provisions of Article I hereof, at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that, after the consummation of the Offer, no term or condition contained in this Agreement will be amended, modified or waived if such change will have an adverse effect on the holders of the Company Common Stock. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder will not constitute a waiver of such rights.
                                  ARTICLE IX

                              GENERAL PROVISIONS

                  9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the acceptance for payment of, and the payment for, the Shares by Sub in the Offer or the expiration of the Offer. None of the covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for the covenants and agreements contained in Article III, Section 6.4 and Section 6.8 hereof and any other covenant or agreement herein that expressly contemplates performance after the Effective Date. The Confidentiality Agreement will survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement will apply to all information and material delivered by any party hereunder.

                  9.2 Notices. Any notice or communication required or permitted hereunder will be in writing and either delivered personally or telecopied or sent by certified or registered mail, postage prepaid, and will be deemed to be given, dated and received when so delivered personally or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                  (a)      if to Parent or Sub, to:

                           c/o The Blackstone Group
                           345 Park Avenue, 31st Floor
                           New York, New York  10154
                           Attn:  David Stockman
                           Telephone:  (212) 935-2626
                           Telecopy:   (212) 754-8720

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attn:  Robert L. Friedman, Esq.
                           Telephone:  (212) 455-2780
                           Telecopy:   (212) 455-2502

                  (b)      if to the Company, to:

                           Republic Engineered Steels, Inc.
                           410 Oberlin Road SW
                           P.O. Box 579
                           Massillon, OH  44648-0579
                           Attn:  Chief Legal Officer
                           Telephone:  (330) 837-6340
                           Telecopy:   (330) 837-6170

                  with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Attn:  Ronald F. Daitz, Esq.
                           Telephone:  (212) 310-8337
                           Telecopy:   (212) 310-8007

                  9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference will be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement will mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The meaning of defined terms apply to the plural as well as the singular form and vice versa.

                  9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement, the Confidentiality Agreement and any other documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Sections 5.2(d), 6.4, 6.8 and 8.2, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  9.6 Governing Law. This Agreement will be governed and construed in accordance with the law of the State of Delaware.

                  9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except as provided in Section 2.1. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            RES HOLDING CORPORATION



                                            By: /s/ Anthony Grillo
                                               --------------------------------
                                            Name:   Anthony Grillo
                                            Title:  Vice President


                                            RES ACQUISITION CORPORATION



                                            By: /s/ Anthony Grillo
                                               --------------------------------
                                            Name:   Anthony Grillo
                                            Title:  Vice President


                                            REPUBLIC ENGINEERED STEELS, INC.



                                            By: /s/ Russell W. Maier
                                               --------------------------------
                                            Name:   Russell W. Maier
                                            Title:  President and Chief
    Executive Officer

                                                                     EXHIBIT A

                  The capitalized terms used in this Exhibit A will have the respective meanings given to such terms in the Agreement and Plan of Merger, dated as of July 23, 1998 (the "Merger Agreement"), by and among RES Holdings Corporation, a Delaware corporation ("Parent"), RES Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and Republic Engineered Steels, Inc., a Delaware corporation (the "Company"), to which this Exhibit A is attached.


                            CONDITIONS TO THE OFFER

                  Notwithstanding any other provision of the Offer, Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and, subject to the provisions of the Merger Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for), if (i) there have not been validly tendered and not withdrawn prior to the time the Offer will otherwise expire a number of Shares which constitutes a majority of the voting power (determined on a fully-diluted basis), on the date of purchase of all the securities of the Company entitled to vote generally in the election of directors or in a merger (without giving effect to any voting rights of the Special Preferred Stock) (the "Minimum Condition"); (ii) the employee common stock ownership plan of the Company (the "ESOP") has not validly tendered and not withdrawn prior to the time the Offer will otherwise expire a number of Shares such that immediately following the purchase of Shares pursuant to the Offer the ESOP would hold less than 25% of the Shares then outstanding (or such fewer number of Shares as is necessary to eliminate the voting rights of the Special Preferred Stock and cause such Special Preferred Stock to be immediately redeemable at the Company's option) (the "ESOP Condition"); (iii) any waiting periods under the HSR Act applicable to the purchase of Shares in the Offer and the Merger will not have expired or been terminated prior to the expiration of the Offer (the "HSR Condition"); or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events will have occurred:

                  (A) any Governmental Entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, interpretation, judgement, injunction or other order which (i) is in effect and which materially restricts, prevents or prohibits consummation of the Offer, the Merger or any transaction contemplated by the Agreement; provided, however, that such effect has not resulted from Parent or Sub breaching its obligations in the Merger Agreement to cause any such decree, judgment, injunction or other order to be vacated or lifted or to oppose any such action or proceeding; or which (ii) notwithstanding that Parent has complied fully its obligations in the Merger Agreement, makes materially more costly the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares or of the Company (including by reason of imposing a material liability on the Company, Parent or Sub or materially encumbering any of their respective assets), the consummation of the transaction contemplated by the Merger Agreement or materially delays the Merger, or which (iii) notwithstanding that Parent has complied fully with Section 6.5 of the Merger Agreement, materially limits the ownership or operation by the Company, any of its Subsidiaries, Parent or any of its affiliates of all or any material portion of the business or assets of the Company or any of its Subsidiaries, or compels Parent or any of its affiliates to sell, dispose of or hold separate (through the establishment of a trust or otherwise) all or any material portion of the business or assets of the Company, its Subsidiaries or any other such person, as a result of the transaction contemplated by the Merger Agreement; or which (iv) notwithstanding that Parent has complied fully with Section 6.5 of the Merger Agreement, imposes or confirms limitations on the ability of Sub, Parent or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by Sub, Parent or any of its affiliates on all matters properly presented to the shareholders of the Company, including without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (v) any Governmental Entity shall have instituted or threatened in writing to institute any action or proceeding which could reasonably be expected to have or result in any of the foregoing effects.

                  (B) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) will not be true and correct in all respects as of the date of consummation of the Offer as though made on and as of such date except (1) for changes specifically permitted by the Merger Agreement, (2) that those representations and warranties which address matters only as of a particular date will remain true and correct as of such date, and (3) for breaches or inaccuracies which, individually or in the aggregate, would not (a) have a Material Adverse Effect on the Company or (b) materially adversely affect the ability of the parties to the Merger Agreement to consummate the transaction contemplated thereby;

                  (C) the obligations of the Company contained in the Merger Agreement to be performed at or prior to the consummation of the Offer will not have been performed or complied with in all material respects by the Company prior to the consummation of the Offer;

                  (D) the Merger Agreement will have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

                  (E) (i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding Shares has been acquired by any corporation (including the Company or any of its Subsidiaries or affiliates), partnership, person or other entity or group (as defined in
Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates or the ESOP, or (ii) (A) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Sub the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger or (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Proposal;

                  (F) Parent fails to receive funds pursuant to the Financing Commitments; or

                  (G) members of the United Steelworkers of America ("USWA") have not ratified the Settlement Agreement and new Collective Bargaining Agreement submitted for their ratification by the USWA in connection with the transaction contemplated by the Merger Agreement in the manner determined to be appropriate by the USWA for such ratification.

                                                                     EXHIBIT B



                  David Blitzer
                  Thomas Campbell
                  Marshall Cohen
                  Anthony Grillo
                  Glenn Hutchins
                  Robert McKeon
                  David Stockman


                                      B-1